Exhibit 99.1

Entravision Communications Corporation Issues Statement Regarding Annual Report on Form 10-K Status

SANTA MONICA, CALIFORNIA, March 31, 2021 – Entravision Communications Corporation (NYSE: EVC) today announced that it will not file its Annual Report on Form 10-K with the U.S. Securities and Exchange Commission by March 31, 2021, which is the extended filing due date provided by Rule 12b-25 of the Securities Exchange Act of 1934.

As previously disclosed by the Company in its Form 12b-25 filed with the SEC on March 16, 2021, as a result of the Company’s expanding business operations, primarily related to the acquisition of a majority interest in a company that, collectively with its subsidiaries, does business under the name Cisneros Interactive, the Company has experienced unexpected delays in its completion of the audit of its financial statements for the year ended December 31, 2020.

The Company continues to work diligently to complete its audit and Form 10-K.  The Company intends to file its Form 10-K as soon as practicable.

About Entravision Communications Corporation

Entravision is a diversified global media, marketing and technology company serving clients throughout the United States and in more than 20 countries across Latin America, Europe, and Asia.  Entravision has 54 television stations and is the largest affiliate group of the Univision and UniMás television networks, and 48 Spanish-language radio stations that feature nationally recognized, award-winning talent.  Our dynamic digital portfolio includes Entravision Digital, which serves SMBs in high-density U.S. Latino markets and provides cutting-edge mobile programmatic solutions and demand-side platforms that allow advertisers to execute performance campaigns using machine-learned bidding algorithms, along with Cisneros Interactive, a leader in digital advertising solutions in the Latin American and U.S. Hispanic markets representing major technology platforms.  Shares of Entravision Class A Common Stock trade on The New York Stock Exchange under the ticker symbol: EVC. Learn more about all of our media, marketing and technology offerings at entravision.com or connect with us on LinkedIn and Facebook.

Forward Looking Statements

This press release contains certain forward-looking statements, including without limitation the Company’s current expectations and intentions with respect to the filing of its Form 10-K. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact:

Christopher T. Young	Kimberly Esterkin
Chief Financial Officer	ADDO Investor Relations
Entravision Communications Corporation	310-829-5400
310-447-3870	evc@addoir.com